                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 14, 1999



                           CROSS TIMBERS OIL COMPANY
             (Exact name of registrant as specified in its charter)



           Delaware                     1-10662                  75-2347769
(State or other jurisdiction    (Commission File Number)        (IRS Employer
       of incorporation)                                     Identification No.)



        810 Houston Street, Suite 2000, Fort Worth, Texas             76102
             (Address of principal executive offices)              (Zip Code)



                                (817) 870-2800
             (Registrant's telephone number, including area code)
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Item 5.  Other Events.


Acquisition of Lehman Brothers' Interest in Spring Holding Company

     As previously announced, on July 1, 1999, Cross Timbers Oil Company ("Cross Timbers") and Lehman Brothers Holdings, Inc. ("Lehman Brothers") acquired the common stock of Spring Holding Company ("Spring"), a private oil and gas company with producing property interests in the Arkoma Basin of Arkansas and Oklahoma. On September 15, 1999, Cross Timbers acquired Lehman Brothers' 50% interest in Spring for approximately $44 million. With this purchase, Cross Timbers increased its ownership of Spring from 50% to 100%, making Spring a wholly owned subsidiary.

Sale of Producing Properties

     On September 14, 1999, Cross Timbers completed the sale of approximately $63.5 million in oil and gas producing properties. In two transactions, Cross Timbers sold a total of $41 million of primarily non-operated properties in Oklahoma, the Permian Basin of West Texas and New Mexico and the Green River Basin of Wyoming. Additionally, Spring sold $22.5 million of properties in the Panhandle area of Texas and in Coal County, Oklahoma. Proceeds from these sales were used to purchase Lehman Brothers' interest in Spring, as disclosed above, and to reduce Spring's bank debt.

     Proved reserves attributable to the properties sold are 70 Bcf and 2.6 million barrels of oil and natural gas liquids. Current daily production from these properties is approximately 18,000 Mcf and 800 barrels of oil and natural gas liquids. Cash flow during the first half of 1999 was approximately $4.2 million. The Company's well count will be reduced by approximately 2,800 wells, or 30%, through the sale of these properties, while decreasing reserves by less than 5%.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CROSS TIMBERS OIL COMPANY


Date: September 30, 1999      By: BENNIE G. KNIFFEN
                                -----------------------------
                                  Bennie G. Kniffen
                                  Senior Vice President
                                   and Controller

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